Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of Uranium Resources, Inc. of our report dated March 18, 2016, relating to our audit of the consolidated financial statements as of and for the years ended December 2015 and 2014, which appears in the Annual Report on Form 10-K of Uranium Resources, Inc. for the year ended December 31, 2015. Our report included an explanatory paragraph expressing substantial doubt about the ability of Uranium Resources, Inc. to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

May 23, 2016